SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLIED NEVADA GOLD CORP.

(Name of Registrant As Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, Nevada 89521 Phone: (775) 358-4455 Facsimile: (775) 358-4458

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN THAT the 2010 Annual Meeting of Stockholders of Allied Nevada Gold Corp., a Delaware corporation (the “Company”), will be held at Ivey ING Conference Center, Exchange Tower, 130 King Street West, Toronto, Ontario, Canada M5X 1A9 on July 13, 2010, at 4:30 p.m. EDT, for the following purposes:

1.	To elect directors to hold office until the next annual meeting of stockholders;

2.	To ratify the appointment of Ehrhardt, Keefe, Steiner, & Hottman PC as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting. The proxies are solicited by the Board of Directors. The return of the proxy will not affect your right to vote in person if you do attend the Annual Meeting. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on July 13, 2010. Our proxy statement is attached. Financial and other information concerning the Company is contained in our annual report to stockholders for the fiscal year ended December 31, 2009. The proxy statement and our fiscal 2009 annual report to stockholders are available on our website at http://www.alliednevada.com.

By order of the Board of Directors,

/s/ Scott A. Caldwell

Scott A. Caldwell

President and Chief Executive Officer

ALLIED NEVADA GOLD CORP.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Allied Nevada Gold Corp., a Delaware corporation (the “Company”, “Allied Nevada”, “we”, “our”, or “us”), for use at the Annual Meeting of Stockholders to be held on July 13, 2010 at 4:30 p.m. EDT, at Ivey ING Conference Center, Exchange Tower, 130 King Street West, Toronto, Ontario, Canada M5X 1A9, any adjournment or adjournments thereof. The Company will announce the final results of the voting of the Annual Meeting on a Form 8-K that will be filed with the SEC within four business days following the Annual Meeting.

Under the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders over the Internet, the Company has elected to deliver our proxy materials to certain stockholders in such manner. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 24, 2010, we will mail to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access our 2010 Proxy Statement and 2009 annual report to stockholders. The Internet Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. On or about May 24, 2010, we will also mail this Proxy Statement and the enclosed proxy card to certain stockholders. If you received the Internet Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Internet Notice to request that a paper copy be mailed to you.

The Board of Directors does not intend to bring any matters before the Annual Meeting other than the matters specifically referred to in the foregoing notice, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the Annual Meeting by the enclosed proxy will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy may be revoked at any time prior to its exercise by notifying the Company in writing, Attention: Hal D. Kirby, Chief Financial Officer, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting Rights

Only stockholders of record at the close of business on May 19, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on April 30, 2010, we had 74,352,127 shares of common stock outstanding and no shares of preferred stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. Dissenters’ rights are not applicable to any of the matters being voted upon.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

By Internet:	Go to the website indicated on the enclosed proxy and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote by proxy may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder. Directions to the Annual Meeting can be found at http://www.alliednevada.com.

Votes Required to Approve Matters Presented at the Annual Meeting

Our directors are elected by a plurality vote of shares of common stock represented in person or by proxy at the Annual Meeting. Ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

Generally, a broker non-vote occurs when a broker, bank or other nominee holding shares in “street name” for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. A nominee is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors, without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, a nominee is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters. We anticipate that the election of our directors will be treated as a non-routine matter.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes were made to take away the ability of your bank, broker, or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business. However, broker non-votes, as well as abstentions from voting, will not be treated as votes cast and, therefore, will have no effect on the election of directors or the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor.

Quorum

Under our By-laws, the holders of at least thirty-three and one-third percent (33 1/3%) of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Solicitation

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by our directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.sec.gov and on our website at http://www.alliednevada.com. We will mail to certain stockholders of record as of May 19, 2010 a copy of this Proxy Statement and our consolidated financial statements and related information included with our Annual Report on Form 10-K for fiscal year 2009. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our consolidated financial statements and related information included with our Annual Report on Form 10-K for fiscal year 2009 are available at our website at http://www.alliednevada.com. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2009, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, Attention: Hal Kirby.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the Company’s By-laws, the Board of Directors is required to fix, from time to time, the number of directors which shall constitute the whole board. By resolution dated May 13, 2009, the Board of Directors has elected to fix the number of directors which constitute the whole board at eight directors. The Board of Directors proposes the following eight nominees for election as directors to hold office until the Annual Meeting of Stockholders to be held in 2011 or until their successors, if any, have been duly elected and qualified. Each of the following is currently a director and has agreed to serve if elected:

•	Robert M. Buchan

•	Scott A. Caldwell

•	John W. Ivany

•	Cameron A. Mingay

•	Terry M. Palmer

•	Carl Pescio

•	D. Bruce Sinclair

•	Robert G. Wardell

Should the nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

Director Skills and Qualifications

The Board of Directors believes that the Board of Directors, as a whole, should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. Accordingly, the Board of Directors and the Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs. As indicated in the table below under the heading “Information Concerning Nominees”, each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors, as a whole, competence and experience in a wide variety of areas, including board service, corporate governance, compensation, executive management, private equity, finance, mining, operations, marketing, government, law, and health, safety, environmental and social responsibility.

In evaluating director candidates, and considering incumbent directors for renomination, the Board of Directors and the Nominating Committee have not formulated any specific minimum qualifications, but rather will consider a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board of Directors. Among other things, the Board of Directors has determined that it is important to have individuals with the following skills and experiences on the Board of Directors:

•

Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

•	Knowledge of our industry, particularly mining of silver and gold, which is relevant to understanding the Company’s business and strategy.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan.

•	Legal experience, which is relevant to assisting with the Board of Directors with its responsibilities to oversee the Company’s legal and compliance matters.

•	Risk management experience, which is relevant to the Board of Directors’ oversight of the risks facing the Company.

•

Financial/accounting experience, and particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure and financial statements.

•	Government/regulatory experience, which is relevant to the Company as it operates in a heavily regulated industry that is directly affected by governmental actions.

•	Strategic planning experience, which is relevant to the Board of Directors’ review of the Company’s strategies and monitoring their implementation and results.

•	Talent management experience, which is valuable in helping the Company attract, motivate and retain top candidates for positions at the Company.

•

International experience, which is particularly important in the resource industry, where it is common for companies to have prospects and properties in multiple jurisdictions, and is valuable given our listings in Canada and the United States.

•

Public company board service, as directors who have experience serving on other public company boards generally are well prepared to fulfill the Board of Directors’ responsibilities of overseeing and providing insight and guidance to management.

Information Concerning Nominees

The following table sets forth each director’s name and age, principal occupation, business or employment, the reasons for the person’s selection as a director of our Company and the term of his directorship.

Name, Age	Principal Occupation, Business or Employment and Reasons for Selection as a Director	Director of Allied Nevada Since
Robert M. Buchan Age: 62

Businessman; Chief Executive Officer of Kinross Gold Corporation from January 1993 to April 2005. Chairman of BC Metals from May 2001 to October 2006; Director of Rockwater Capital from June 2004 to March 2007; Chairman of Kantanga Mining Limited from 2005 to 2007; Executive Chairman of the Board of Allied Nevada from June 2007 to present (Chairman from April 2007 to June 2007); Chairman of Extract Resources from April 2007 to December 2009; Director of Quest Capital Corp. from April 2005 to December 2008 (Executive Chairman from April 2005 to January 2008); Director of Polyus Gold from June 2008 to May 2009; Chairman, President and Chief Executive Officer of Phoenix Coal from June 2009 to present; and a Director of Claude Resources Inc. from October 2009 to present;

Through his experience as the Chief Executive Officer of Kinross Gold Corp., as well as senior executive and Board positions at other public companies in the resource industry, Mr. Buchan brings to the Board leadership experience, industry knowledge, operations experience, risk management experience, financial/accounting experience, government/regulatory experience, strategic planning experience, talent management experience, international experience, and public company board experience.

March 1, 2007

Name, Age	Principal Occupation, Business or Employment and Reasons for Selection as a Director	Director of Allied Nevada Since
Scott A. Caldwell Age: 53

President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007), consultant to Vista Gold Corp. (“Vista”); formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006.

Director of Kinross Gold Corp. from 2003 to 2006.

Mr. Caldwell brings to the Board leadership experience, industry knowledge, operations experience, legal experience, risk management experience, financial/accounting experience, government/regulatory experience, strategic planning experience, talent management experience, international experience, and public company board service through his various executive and Board positions, including Executive Vice President and Chief Operating Officer of Kinross Gold Corp. and senior executive and Board positions as Echo Bay Mines Ltd.

September 22, 2006

John W. Ivany(1)(2)(3)(4)(5) Age: 65

Retired executive; Advisor to Genuity Capital Markets from February 2007 to present; Executive Vice President of Kinross Gold Corporation from June 1995 to May 2006.

Director of Viceroy Exploration Ltd. From June 2006 until November 2006; Director of B2 Gold Corp. from November 2007 to present; Director of Breakwater Resources Ltd. from June 2007 to present; Director of Eurogas International Ltd. from August 2008 to present; and Director of Aura Minerals Inc. from September 2009 to present.

Through Mr. Ivany’s experience as a senior executive and Board member of public companies in the resource industry, as well as his experience in the financial services industry, Mr. Ivany brings to the Board leadership experience, industry knowledge, legal experience, risk management experience, financial/accounting experience, government/regulatory experience, strategic planning experience, talent management experience, international experience and public company board experience.

June 27, 2007

Cameron A. Mingay(2)(5) Age: 58

Lawyer; Partner, Cassels Brock & Blackwell LLP from July 1999 to present.

Director of Silver Bear Resources Inc. from July 2007 to present; Director of European Goldfields from May 2008 to January 2010;

As outside Canadian counsel to the Company and a number of other public and private companies in the resource industry, and through his position as a member of the Board of a number of companies, Mr. Mingay provides industry knowledge, legal experience, risk management experience, government/regulatory experience, and public company board experience.

March 22, 2007

Name, Age	Principal Occupation, Business or Employment and Reasons for Selection as a Director	Director of Allied Nevada Since
Terry M. Palmer(4) Age: 65

Accountant; Principal, Marrs, Sevier & Company LLC from January 2003 to present; Ernst & Young as a Partner and Certified Public Accountant from September 1979 to October 2002.

Director of Golden Minerals Company (successor to Apex Silver Mines Limited) from October 2004 to present; Director of Energy West Incorporated from November 2002 to November 2006.

Mr. Palmer’s experience as a CPA, as well as his experience as the Chairman of the Audit Committee of several public companies, allows Mr. Palmer to bring to the Board industry knowledge, financial/accounting experience, strategic planning experience, talent management experience, public company board experience, and international experience.

September 22, 2006

Carl Pescio(5) Age: 58

Self-employed mining prospector since 1991.

Director of Tornado Gold International from April 2004 to November 2008.

Mr. Pescio, through his extensive experience as an independent mining prospector and his service as a director of other resource companies, brings to the Board industry experience and government, public company board experience, and regulatory experience.

March 1, 2007

D. Bruce Sinclair(1)(4) Age: 59

Retired executive; Chief Executive Officer and director of WaveRider Communications Inc. from June 1998 to June 2005 (director until March 2006).

Director of Virsare Inc. from January 2006 to March 2010; Director of Wave Wireless Corp. from March 2006 to June 2006; Director of Harris Steel Group from July 2006 and March 2007.

Through his experience as a senior executive and Board member of public companies, Mr. Sinclair brings to the Board leadership experience, operations experience, risk management experience, financial/accounting experience, strategic planning experience, talent management experience, international experience, and public company board service.

June 27, 2007

Robert G. Wardell(1)(2)(3)(4) Age: 65

Accountant; Chairman of the Board of Nuinsco Resources Limited from December 2009 to present; Vice President, Finance and Chief Financial Officer of Victory Nickel Inc. from February 2007 to January 2009; self-employed accounting and finance consultant from June 2006 to February 2007; Senior Partner, Deloitte & Touche LLP, from 1986 to May 2006.

Director of Katanga Mining Limited from July 2006 to present; Director of Phoenix Coal from June 2008 to present; Director of Nuinsco Resources Limited from March 2009 to present; Director of Centric Health Corp. from June 2009 to present.

June 27, 2007

Name, Age	Principal Occupation, Business or Employment and Reasons for Selection as a Director	Director of Allied Nevada Since
Through his experience as a Chartered Accountant, as well as his experience as a senior executive and Chief Financial Officer at Victory Nickel Inc., Mr. Wardell brings to the Board leadership experience, industry knowledge, financial/accounting experience, strategic planning experience, talent management experience, public company board experience, and international experience.

(1)	Denotes member of Compensation Committee. Mr. Sinclair is the Chair of the Compensation Committee.

(2)	Denotes member of Corporate Governance Committee. Mr. Mingay is the Chair of the Corporate Governance Committee.

(3)	Denotes member of the Nominating Committee. Mr. Ivany is the Chair of the Nominating Committee

(4)	Denotes member of Audit Committee. Mr. Palmer is the Chair of the Audit Committee.

(5)	Denotes member of Health, Safety and Environmental Committee. Mr. Pescio is the Chair of the Health, Safety and Environmental Committee.

There are no family relationships among any of the above directors or executive officers of Allied Nevada.

The following directors of Allied Nevada are also directors of issuers with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or which otherwise are required to file periodic reports under the Exchange Act): Robert Buchan is Chairman of Extract Resources Limited, of Phoenix Coal, and of Claude Resources Inc. Terry M. Palmer is a director of Golden Minerals Company, which is the successor to Apex Silver Mines Limited. John Ivany is a director of Breakwater Resources Ltd., Eurogas International Ltd., and of B2Gold Corp. Robert G. Wardell is a director of Phoenix Coal, Nuinsco Resources Limited, and Katanga Mining Limited. Carl Pescio may pursue ventures with mining properties other than those held by Allied Nevada.

None of the above directors or executive officers has entered into any arrangement or understanding with any other person pursuant to which he was, or is to be, elected as a director or executive officer of Allied Nevada or a nominee of any other person.

Vote Required and Board of Directors Recommendation

Our directors are elected by a plurality vote of shares of common stock represented in person or by proxy at the Annual Meeting. This means those nominees receiving the eight highest number of votes at the Annual Meeting will be elected, even if such votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, each of whom has consented to serve as a director if elected.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”

THE ELECTION OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Board of Directors; Mandate of the Board of Directors

Our Board of Directors has adopted a Mandate of the Board of Directors (“Mandate”) formally setting down the purpose and responsibilities of the Board of Directors. The Mandate is provided on our website at http://www.alliednevada.com.

The Mandate directs that the Board of Directors is responsible for the oversight and supervision of the management of the Company’s business and for acting in the best interests of the Company and its stockholders with the objective of enhancing stockholder value. The Board of Directors will discharge its responsibilities directly and through its committees, currently consisting of the Compensation Committee, Audit Committee, Corporate Governance Committee, Nominating Committee and the Health, Safety and Environment Committee. The Board of Directors shall meet at least quarterly to review the business operations, corporate governance, environmental and health and safety compliance and financial results of the Company. Meetings of the Board of Directors shall also include regular meetings of the independent members of the Board of Directors without management being present.

The Board of Directors met four (4) times during the fiscal year ended December 31, 2009, and took certain other actions by unanimous consent. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of which they were members. It is our policy to encourage all directors to attend the Annual Meeting of Stockholders, and all of our directors attended our 2009 Annual Meeting of Stockholders in person.

Allied Nevada’s Board of Directors has five standing committees: a Compensation Committee, an Audit Committee, a Health, Safety and Environmental Committee, a Nominating Committee and Corporate Governance Committee. A brief description of the composition and functions of each committee follows.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	Conduct an annual review of all compensation elements for our executive officers and make final determinations regarding executive compensation.

•

Annually review and approve performance measures and targets for executive officers participating in the annual bonus incentive plan and in our equity-based awards program and determine achievement of performance goals after the annual measurement period to permit bonus payouts under the plan and vesting of equity-based awards.

•	Conduct an annual review and make determinations regarding compensation of non-executive directors.

The Compensation Committee has the authority to retain any advisors, counsel and consultants as the members deem necessary in order to carry out these functions. In accordance with the terms of the Compensation Committee’s Charter, our President and Chief Executive Officer is not present during meetings of the Compensation Committee at which his compensation is being discussed.

Allied Nevada’s Compensation Committee is chaired by D. Bruce Sinclair. Its other members are Robert G. Wardell and John W. Ivany. Each member of our Compensation Committee is “independent” within the listing standards of the NYSE Amex and Canadian standards as per Canadian National Instrument 58-101, “Corporate Governance” (“NI 58-101”). The Compensation Committee met three times during the fiscal year ended December 31, 2009. The written charter of the Compensation Committee is available on our website at http://www.alliednevada.com.

Compensation Committee Interlocks and Insider Participation

No member of Allied Nevada’s Compensation Committee was, during the fiscal year ended December 31, 2009, or currently is, an executive officer or employee of Allied Nevada or any of its subsidiaries or affiliates. No executive officer of Allied Nevada was during 2009, or currently is, a director or a member of the Compensation Committee of another entity having an executive officer who is a director or a member of our Compensation Committee.

Audit Committee

Allied Nevada’s Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is chaired by Terry M. Palmer, and its other members are Robert G. Wardell and D. Bruce Sinclair. Each member of our Audit Committee is “independent” within the meaning of the NYSE Amex listing standards, as defined in Rule 10A-3(b)(1) under the Exchange Act and in NI 52-110 “Audit Committees”. Additionally, the Board of Directors has determined that Mr. Palmer qualifies as Allied Nevada’s “Audit Committee Financial Expert” as defined in accordance with Section 407 of the Sarbanes-Oxley Act of 2002. The written charter of the Audit Committee is available on our website at http://www.alliednevada.com. The Audit Committee met a total of four (4) times during the fiscal year ended December 31, 2009.

The Audit Committee, in accordance with the Audit Committee Charter as approved by our Board of Directors, assists the Board of Directors in overseeing (1) our accounting and financial reporting processes, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements and (4) business practices and ethical standards of Allied Nevada. The Audit Committee is also responsible for the appointment of our independent auditor and for the compensation, retention and oversight of the work of our independent auditor.

Health, Safety and Environmental Committee

Allied Nevada’s Health, Safety and Environmental Committee is chaired by Carl Pescio. Its other members are John Ivany and Cameron Mingay. The Committee has the general mandate of overseeing the development and implementation of policies and best practices of Allied Nevada relating to health and environmental and safety issues in order to ensure compliance with applicable laws and to ensure the safety of our employees. The Committee will, among other things, monitor the effectiveness of our environmental policies, assist management with implementing and maintaining appropriate health and safety programs and obtain periodic reports on such programs, and report to the Board of Directors on environmental and health and safety matters concerning Allied Nevada’s operations.

Nominating Committee

During 2010, the Board of Directors established a Nominating Committee, which consists of the following “independent” directors within the meaning of the NYSE Amex listing standards and NI 58-101 Disclosure of Corporate Governance Practices and National Policy 58-201 Corporate Governance Guidelines: John W. Ivany and Robert G. Wardell. The Nominating Committee is chaired by John W. Ivany. The Nominating Committee identifies criteria for service as a director, reviews candidates and recommends appropriate candidates for positions on the Board of Directors. Additional information about the Nominating Committee’s role can be found in the Nominating Committee Charter on the Company’s website at www.alliednevada.com.

Director Nomination Process

The Nominating Committee will consider director candidates who are suggested by directors, management, stockholders and search firms hired by the Company to identify and evaluate qualified candidates. With respect to nominees for director proposed by stockholders, the Nominating Committee will consider such nominees if such proposals are submitted in accordance with the procedures set forth below under the heading “Stockholder Proposals”.

From time to time, the Nominating Committee may recommend highly qualified candidates who it believes will enhance the strength, independence and effectiveness of Allied Nevada’s Board of Directors. The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. For information concerning the board membership criteria that the Nominating Committee and Board of Directors consider important, see the section entitled “Proposal One: Election of Directors.”

Corporate Governance Committee

The Corporate Governance Committee of the Board of Directors (the “Governance Committee”) is composed entirely of directors who are “independent” within the meaning of the NYSE Amex listing standards and NI 58-101 Disclosure of Corporate Governance Practices and National Policy 58-201 Corporate Governance Guidelines. The Governance Committee is chaired by Cameron A. Mingay, and its other members are John W. Ivany and Robert G. Wardell. The Corporate Governance Committee met three times during the fiscal year ended December 31, 2009.

The Governance Committee is responsible for recommending appropriate governance practices for Allied Nevada in light of corporate governance guidelines set forth by the Canadian securities regulatory authorities, NYSE Amex and other industry practices. Additional information about the Governance Committee’s role can be found in the Corporate Governance Committee Charter on the Company’s website at www.alliednevada.com under the Corporate Responsibility section. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

A core activity of the Governance Committee is to periodically review and assess the adequacy of the Company’s corporate governance principles and develop and recommend to the Board of Directors additional or revised principles as appropriate. Allied Nevada’s corporate governance practices are substantially in compliance with applicable US and Canadian guidelines.

During 2009, the Governance Committee engaged in a review of a number of the corporate governance best practices as described by certain regulatory agencies and prominent shareholder advisory groups. From its analysis, the Governance Committee recommended a number of initiatives to strengthen the Company’s corporate governance practices, which recommendations where adopted by the Board of Directors. Two of the major initiatives were the adoption of the Board Mandate described above, and the Corporate Governance Guidelines described below.

The Corporate Governance Committee is also responsible for the review and approval of transactions with related persons. See “Certain Relationships and Related Party Transactions—Procedures for Approval of Transactions with Related Persons”.

Corporate Governance Guidelines

To ensure the Board of Directors acts effectively to achieve its Mandate, the Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company. The guidelines reflect best practices in a number of areas, some of which are summarized below.

Independence of Directors

The Board of Directors will have a majority of directors who meet the criteria for independence required under any applicable laws, rules and regulations and the guidelines established by the Board of Directors. The Board of Directors is responsible for reviewing, on an annual basis, whether directors satisfy this independence requirement. Our Board of Directors has determined that the following directors are “independent” as required by NYSE Amex listing standards: Mr. Palmer, Mr. Ivany, Mr. Mingay, Mr. Wardell and Mr. Sinclair.

Election of Directors by Stockholders

The directors will be elected each year by the stockholders at the annual meeting of stockholders. The Board of Directors will propose a slate of nominees to the stockholders for election to the Board of Directors at such meeting. Between annual meetings of stockholders, the Board of Directors may elect directors to serve until the next such meeting.

Board Leadership Structure

Our Board of Directors does not have a standing policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. Rather, the Board of Directors selects the Chairman of the Board of Directors in the manner and upon the criteria that it deems best for the Company at the time of selection. If the Company appoints an independent Chairman, the Chairman will be responsible for the leadership, management, development and effective functioning of the Board of Directors. The Chairman will act in an advisory capacity to the Chief Executive Officer in matters concerning the interests of the Company and the Board of Directors.

The Chairman has responsibility for both executive and non-executive functions, and along with the Chief Executive Officer of the Company and the Board of Directors, has responsibility for the stewardship of the Company. In an executive capacity, among other duties, the Chairman has the responsibility for the Company’s capital markets relationships, strategic direction and merger and acquisition strategy. In a non-executive capacity, the Chairman is responsible, with the Chairman of the Corporate Governance Committee, for managing the affairs of the Board of Directors, including being satisfied that the Board of Directors is organized properly, functions effectively, operates independently from management, and meets its obligations and responsibilities relating to corporate governance matters.

Since June 2007, Robert M. Buchan has served as the Chairman of the Company’s Board of Directors. The Board of Directors believes Mr. Buchan is best suited to be Chairman of the Board of Directors because of his extensive experience in leadership roles at a number of successful public companies and his knowledge and expertise in both the Canadian and US capital markets, as well as his ability to support the other members of the Board of Directors and work with the executive team.

Board’s Role in Risk Oversight

The Company management is charged with the day-to-day management of risks the Company faces, and the Board of Directors and its committees are responsible for oversight of financial and operational risk management. The Board of Directors is responsible for creating and amending a risk-management policy against which management is expected to measure its decisions. Risk-management strategies are implemented through the Company’s finance department, led by the Chief Financial Officer. Ongoing communication between the Board of Directors, Audit Committee and the management team ensures risk-management is addressed and monitored effectively and in a timely manner. The Board of Directors encourages and challenges management to think beyond financial and analytic models and to take into consideration broader and more varied types of risks, however unlikely they may seem, with the view to mitigating those risks where possible. When necessary, the Board of Directors may engage outside advisors to assist management in effectively identifying long-term or strategic risks which may be better observed from an outside point of view.

Service on Other Boards

The Company recognizes that directors benefit from service on boards of other companies, so long as such service does not conflict with the interests of the Company. Except in unusual circumstances approved by the Board of Directors, a non-executive director should not serve on more than five other boards of public companies in addition to the Company’s Board of Directors, and an executive director should not serve on more than two other boards of public companies in addition to the Company’s Board of Directors.

Company Loans and Corporate Opportunities

The Company will not make any personal loans or extensions of credit to directors or executive officers. Directors will make business opportunities related to the Company’s business, if considered corporate opportunities under Delaware law, available to the Company before pursuing the opportunity for the director’s own or another’s account.

Director Orientation and Continuing Education

The Governance Committee will establish and oversee director orientation and continuing education programs. Such programs are the responsibility of the Chief Executive Officer and will be administered by the Chief Financial Officer of the Company. Director orientation and on-going training will include presentations by senior management to familiarize directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers and its internal and independent auditors.

All directors will avail themselves of educational opportunities as appropriate to enable them to perform their duties as directors. Each director is encouraged to visit the Company’s operating site at least once every two years.

Director Stock Ownership Guidelines

All directors are encouraged to have a significant long-term financial interest in the Company. To encourage alignment of the interests of the directors and the stockholders, each director is expected to beneficially own, or acquire within three years of becoming a director, shares of common stock of the Company or deferred phantom units, having a market value of three times the annual cash retainer payable under the Company’s director compensation policy.

Access to Management and Independent Advisors

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or the Chief Financial Officer or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The Board of Directors has the power, acting as a group or committee, to hire independent legal, financial or other advisors as it may deem necessary.

Executive Sessions

At each regularly scheduled Board of Directors meeting, time will be allotted for non-management directors to meet in executive session. At least one time per year, time will be allotted for independent directors to meet in executive session. The Chairman of the Corporate Governance Committee or lead independent director will preside at such sessions.

Annual Performance Evaluation

The Board of Directors is committed to regular assessments of its effectiveness, its committees and the individual directors, and as such, the Board of Directors will conduct an annual self-evaluation to determine whether it, its committees and the individual directors are functioning effectively. The Board of Directors has adopted a questionnaire for directors that involves self-evaluation, evaluation of other directors, committees and the Board of Directors as a whole. The Corporate Governance Committee will use the results of these evaluations to make recommendations with a view to continuously improve the effectiveness of the Board of Directors.

Management Succession

The Governance Committee should make an annual report to the Board of Directors on succession planning which should include policies and principles for CEO selection and performance review as well as policies regarding succession in the event of an emergency or the retirement of the CEO. The entire Board of Directors will work with the Governance Committee to evaluate and nominate potential successors to the CEO.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including our CEO, CFO, principal accounting officer and persons performing similar functions. The Code of Ethics reaffirms the Company’s high standards of business conduct. The Code of Ethics is part of the Company’s continuing effort to ensure that it complies with all applicable laws, has an effective program to prevent and detect violations of law, and conducts its business with fairness, honesty and integrity. In the unlikely event of a waiver, any such waivers of this code for directors or officers will be approved by the Audit Committee and such waiver will be promptly disclosed to stockholders as required by law. The Code Ethics is located on the Company’s internet website at http://www.alliednevada.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

Other Key Activities in 2009

The Corporate Governance Committee, recommended a number of corporate governance initiatives in order to strengthen the Company’s corporate governance practices. A number of these initiatives were adopted by the Board of Directors during the year, including the development and implementation of a Board of Directors evaluation system, the appointment of a separate and independent nominating committee along with a commitment to succession planning and a new focus on strategic planning.

CEO Shareholding Requirements

During 2009, the Board of Directors adopted a requirement that the Chief Executive Officer shall be required to hold shares equal in value to three times his base salary. We believe this measure will support the Company’s objective of aligning the interests of our Chief Executive Officer with the interests of the Company’s stockholders.

Strategic Planning

The Board of Directors recognizes the importance of long-term strategic planning. In order to develop and investigate strategic opportunities with a view to continuing to grow and strengthen the Company’s position, going forward, the Board of Directors will engage in a series of meetings with a focus on strategic planning.

Communications with Board of Directors

Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence to the Chairman of the Corporate Governance Committee, c/o Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, who will arrange for forwarding the correspondence as appropriate. Such correspondence should prominently display the fact that it is a stockholder-director communication.

Compensation of Non-Executive Directors

On May 8, 2008, our Board of Directors approved the compensation program for our non-executive directors, which became effective as of that date. In 2009, the Board of Directors determined that the existing cash fees for the compensation program were appropriate and no changes were made. Pursuant to the program, each non-executive member of our Board of Directors receives the following cash compensation for board services, as applicable:

•	$90,000 per year for service as Chairman;

•	$50,000 per year for service as Audit Committee Chairman;

•	$35,000 per year for services as chairman of other committees;

•	$25,000 per year for services as directors for non-chairman;

•	$5,000 per year per committee for service as committee member; and

•	$1,000 for each board meeting attended.

In addition, the Deferred Phantom Unit (“DPU”) Plan was adopted by the Board of Directors in April 2009 as an alternative to granting stock options or stock awards. Under the DPU Plan, non-executive directors receive a grant of DPUs on a quarterly basis. Each DPU has the same value as one Allied Nevada common share. DPUs must be retained until the director leaves the Board, at which time the cash value of the DPU will be paid out. In the event dividends are declared and paid, additional DPUs would be credited to reflect dividends paid on Allied Nevada’s common shares.

Fiscal 2009 Compensation of Non-Executive Directors Table

The table below sets forth information regarding compensation earned by non-executive directors as compensation for their service to the Company during the fiscal year ended December 31, 2009:

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
Robert Buchan	94,000	94,000
W. Durand Eppler(2)	17,000	17,000
John W. Ivany	44,000	44,000
Cameron A. Mingay	40,250	40,250
Terry M. Palmer	54,000	54,000
Carl Pescio	34,000	34,000
Michael B. Richings(2)	19,500	19,500
D. Bruce Sinclair	44,000	44,000
Robert G. Wardell	45,250	45,250

(1)	As of December 31, 2009, the following non-executive directors had the following number of equity-based awards outstanding:

•

Mr. Buchan had 350,000 options, of which 233,333 were vested as of 12/31/09. 16,667 additional options vest on 6/23/2010 and 100,000 additional options vest on 7/03/2007. In addition, Mr. Buchan had 300,000 restricted stock awards, of which 200,000 were vested as of 12/31/09; an additional 100,000 restricted stock units will vest on June 30, 2010.

•	Mr. Ivany had 150,000 options, of which 99,999 were vested as of 12/31/2009. 16,667 additional options vest on 6/23/2010 and 33,334 additional options vest on 7/03/2010.

•	Mr. Mingay had 83,334 options, of which 33,333 were vested as of 12/31/2009. 16,667 additional options vest on 6/23/2010 and 33,334 additional options vest on 7/03/2010.

•	Mr. Palmer had 83,334 options, of which 33,333 were vested as of 12/31/2009. 16,667 additional options vest on 6/23/2010 and 33,334 additional options vest on 7/03/2010.

•	Mr. Pescio had 150,000 options, of which 99,999 were vested as of 12/31/2009. 16,667 additional options vest on 6/23/2010 and 33,334 additional options vest on 7/03/2010.

•	Mr. Sinclair had 116,667 options, of which 66,666 were vested as of 12/31/2009. 16,667 additional options vest on 6/23/2010 and 33,334 additional options vest on 7/03/2010.

•	Mr. Wardell had 50,001 unvested options. 16,667 options vest on 6/23/2010 and 33,334 options vest on 7/03/2010.

(2)

Messrs. Eppler and Richings ceased to be directors of the Company as of June 17, 2009, and as such, amounts reflect compensation earned by them for the time period from January 1, 2009 through June 17, 2009.

In addition to the compensation set forth in the table above, in each of the second, third, and fourth quarters of 2009, the Company granted 6,250 DPUs to each of Robert Buchan, John W. Ivany, Cameron A. Mingay, Robert G. Wardell, Carl Pescio, D. Bruce Sinclair and Terry M. Palmer, for an aggregate of 18,750 DPUs granted to each non-executive director during 2009. The aggregate accounting value of these awards as of December 31, 2009 was $1,979,250 or $282,750 per non-executive director.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2009.

The Company’s management has primary responsibility for the Company’s internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Ehrhardt Keefe Steiner & Hottman PC, is responsible for performing an independent audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has also discussed with Ehrhardt Keefe Steiner & Hottman PC, the Company’s independent registered accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee has also received written disclosures and the letter from Ehrhardt Keefe Steiner & Hottman PC required by the PCAOB pursuant to Rule 3600T, which relates to the accountant’s communication with the Audit Committee concerning independence and has discussed with Ehrhardt Keefe Steiner & Hottman PC their firm’s independence from the Company. The Audit Committee has also reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE

Terry M. Palmer, Chairman

Robert G. Wardell

D. Bruce Sinclair

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sierra Partners Consulting Agreement

On July 2, 2007, Allied Nevada entered into an Investor Relations Services Agreement with Sierra Partners II LLC (“Sierra”) to assist Allied Nevada with the development and initiation of an investor relations program and to provide consulting and advisory services regarding the North American investor market. W. Durand Eppler, an Allied Nevada Director until June 17, 2009, is a partner in Sierra. During the six month term of the Agreement, Sierra received a monthly retainer of $15,000 and was granted an option to purchase 45,000 shares of Allied Nevada common stock in accordance with the Allied Nevada Stock Option Plan. This option has a 10-year term, an exercise price per share of $4.35 which was determined in accordance with the Allied Nevada Stock Option Plan as the closing price of Allied Nevada’s common stock on the grant date of July 3, 2007, and a total grant date fair value of $99,000 based on a binomial option valuation model. The option fully vested on December 31, 2007.

On January 28, 2008, Allied Nevada amended its Investor Relations Services Agreement with Sierra to assist the Company with its investor relations program and to provide consulting and advisory services regarding the North American investor market. Under terms of the amended agreement, Sierra will receive a monthly retainer of $5,000 and reimbursement of reasonable out of pocket fees and expenses. The amended agreement expired on December 31, 2008 and was renewed in January 2009 on a month-to-month basis. W. Durand Eppler, an Allied Nevada director until June 17, 2009, currently serves as President of, and is a partner of, Sierra and, as a result, will benefit from this transaction to the extent of his interest in Sierra. Allied Nevada has paid Sierra $91,000 for the year ended December 31, 2009 and there was a balances of $5,000 due to Sierra at December 31, 2009.

Provision of Legal Services

Cameron Mingay, an Allied Nevada director who was appointed in March 2007, is a partner at Cassels Brock & Blackwell LLP (“Cassels Brock”) of Toronto, Ontario, Canada, which since June 2007 has served as outside counsel to Allied Nevada in connection with Canadian securities law matters. Allied Nevada has paid Cassels Brock an aggregate of $320,000 for legal services rendered during the year ended December 31, 2009. In addition, $23,000 was owed to Cassels Brock at December 31, 2009.

Ionic Credit Facility

The Company entered into Credit Agreements in March 2008 and March 2009 with Ionic Capital Corp. (Ionic). Robert Buchan, Executive Chairman of Allied Nevada’s Board of Directors, as disclosed to the Board of Directors, participated as an investor in the Credit Facility.

During 2009, the Company paid interest expense of $0.7 million on the March 2009 Credit Agreement. Additionally, the Company incurred loan costs totaling $0.1 million, which were fully expensed when the Company voluntarily repaid the amounts then outstanding on the Credit Agreement at the end of September 2009.

Allied Nevada paid $42,000 to Ionic for interest on the March 2008 Credit Agreement and approximately $1.7 million for a standby and structuring fee, a drawdown fee, and other loan related costs for the year ended December 31, 2008. At the end of May 2008, the Company voluntarily repaid all amounts then outstanding on the March 2008 Credit Agreement.

Procedures for Approval of Transactions with Related Persons

In March 2007, we adopted a written policy relating to the approval of transactions with related persons. Before then, we did not have a written policy, and any such transactions were approved by our Board of Directors in accordance with applicable law.

Our written policy for the review of transactions with related persons requires review, approval or ratification of all transactions in which Allied Nevada is a participant and in which an Allied Nevada director, executive officer, a significant stockholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy. As set forth in the policy, the pre-approved transactions include employment of executive officers, director compensation (in general, where such transactions are required to be reported in our proxy statement pursuant to SEC compensation disclosure requirements), as well as transactions in the ordinary course of business where the aggregate amount involved is expected to be less than $5,000. All related party transactions will have to be reported for review by the Corporate Governance Committee of the Board of Directors. Transactions deemed to be pre-approved will not have to be reported to the Committee, except that transactions in the ordinary course of business must be submitted to the Committee for review at its next following meeting.

Following its review, the Committee will determine whether these transactions are in, or not inconsistent with, the best interests of Allied Nevada and our stockholders, taking into consideration whether they are on terms no less favorable to Allied Nevada than those available with other parties and the related person’s interest in the transaction. If a related party transaction is to be ongoing, the Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of April 30, 2010, by each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock. The percentage of beneficial ownership is based on 74,352,127 shares of the Company’s common stock outstanding as of April 30, 2010. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

	Common Stock
Name and Address of Beneficial Owner	Number of Allied Nevada Shares Beneficially Owned(1)	Percentage of Class
Carl Pescio and Janet Pescio(2)	7,416,666	10.0%
Goodman & Company, Investment Counsel Ltd.(3)	11,560,400	15.5%
Royce & Associates, LLC(4)	5,629,779	7.6%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of common stock held by such person as of April 30, 2010, plus any securities held by such person exercisable for or convertible into common stock within 60 days after April 30, 2010. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(2)

Carl Pescio is a director of the Company. The address of Carl and Janet Pescio is c/o Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. Shares are beneficially owned by Carl Pescio and his wife, Janet Pescio. Includes 116,666 shares underlying options that are exercisable within 60 days of April 30, 2010.

(3)

The address of Goodman & Company, Investment Counsel Ltd. is One Adelaide Street East, 29th Floor, Toronto, Ontario, Canada, M5C 2V9. The information is based on the Schedule 13G filed by Goodman & Company, Investment Counsel Ltd on April 28, 2010.

(4)	The address of Royce & Associates LLC is 1414 Avenue of the Americas, New York, New York 10019. The information is based on the Schedule 13G/A filed by Royce & Associates, LLC on January 22, 2010.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of common stock as of April 30, 2010 by (i) each of the Company’s named executive officers, directors and nominees, individually and (ii) the Company’s named executive officers, directors and nominees, as a group. The percentage of beneficial ownership is based on 74,352,127 shares of common stock outstanding as of April 30, 2010. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted. The business address of each person set forth in the table below is 9790 Gateway Drive, Suite 200, Reno, Nevada 89521.

	Common Stock
Name	Number of Allied Nevada Shares Beneficially Owned(1)		Percentage of Class
Carl Pescio	7,416,666	(2)	10.0%
Director

Robert M. Buchan	2,614,800	(3)	3.5%
Executive Chairman of the Board and Director

Scott A. Caldwell	254,533	(4)	*
President and Chief Executive Officer and Director

Hal D. Kirby	304,599	(5)	*
Executive Vice President and Chief Financial Officer

James Doyle	65,800	(6)	*
Former Executive Vice President, Operations

Scott Anderson	—		—
Vice President, Technical Services

Warren Woods	13,667	(7)	*
Vice President and Hycroft General Manager

David C. Flint	55,833	(8)	*
Vice President, Explorations

John W. Ivany	126,666	(9)	*
Director

Cameron A. Mingay	50,000	(10)	*
Director

Terry M. Palmer	50,000	(11)	*
Director

D. Bruce Sinclair	83,333	(12)	*
Director

Robert G. Wardell	16,667	(13)	*
Director

All executive officers and directors as a group (13 persons)	11,052,564		14.6%

*	Represents less than 1% of the outstanding shares of common stock.

(1)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of common stock held by such person as of April 30, 2010, plus any securities held by such person exercisable for or convertible into shares of common stock within 60 days after April 30, 2010. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(2)	Shares are beneficially owned by Carl Pescio and his wife, Janet Pescio. Includes 116,666 shares underlying options that are exercisable within 60 days of April 30, 2010.

(3)

Includes 250,000 shares underlying options that are exercisable within 60 days of April 30, 2010 and 100,000 shares issuable pursuant to restricted stock unit awards that will vest within 60 days of April 30, 2010.

(4)	Includes 3,000 shares held for the benefit of Caldwell’s minor children and 50,000 shares underlying options that are exercisable within 60 days of April 30, 2010.

(5)	Includes 186,666 shares underlying options that are exercisable within 60 days of April 30, 2010.

(6)	Retired March 31, 2010. Includes 25,000 shares underlying options that are exercisable within 60 days of April 30, 2010.

(7)	Includes 6,000 shares underlying options that are exercisable within 60 days of April 30, 2010.

(8)	Includes 200 shares held for the benefit of a minor child and 49,333 shares underlying options that are exercisable within 60 days of April 30, 2010.

(9)	Includes 116,666 shares underlying options that are exercisable within 60 days of April 30, 2010.

(10)	Includes 50,000 shares underlying options that are exercisable within 60 days of April 30, 2010.

(11)	Includes 50,000 shares underlying options that are exercisable within 60 days of April 30, 2010.

(12)	Includes 83,333 shares underlying options that are exercisable within 60 days of April 30, 2010.

(13)	Includes 16,667 shares underlying options that are exercisable within 60 days of April 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.

Based solely on a review of the reports received by the SEC, furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the fiscal year ended December 31, 2009, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that two reports, covering a total of four transactions were filed late. Messrs. Eppler and Richings each filed one late report, each relating to two transactions in connection with their retirement from the Board.

COMPENSATION DISCUSSION AND ANALYSIS

The following contains a description of our compensation programs and objectives with respect to our Name Executive Officers (the “NEOs”) and certain significant employees identified in the summary compensation table (collectively, such employees are referred to herein as the “management”).

How Executive Compensation is Determined and the Role of the Compensation Committee, Management and Consultants

The compensation review process for our management employees generally takes place during the first quarter of each year with a presentation by the Chief Executive Officer to the Compensation Committee of a review of current compensation philosophies and programs of the Company. Typically, the Chief Executive Officer produces an executive compensation review for each member of management, excluding the Chief Executive Officer, which includes recommendations for:

•	payouts pursuant to the prior year annual bonus incentive awards;

•	vesting of applicable equity-based awards tied to prior year performance;

•	base salary for the current year;

•	annual bonus incentive award potential for the current year; and

•	annual equity-based incentive award potential for the current year.

After the Chief Executive Officer makes his recommendations to the Compensation Committee regarding the other members of management, the Chief Executive Officer does not participate further in Compensation Committee deliberations or determinations regarding the compensation of management. The Compensation Committee makes all final decisions concerning all management compensation and then submits the determinations to the Board of Directors for ratification.

Compensation decisions are generally based upon an analysis of competitive benchmarking data and, at the discretion of the Compensation Committee, may also be based upon other considerations such as the individual’s performance, the performance of the Company overall, the individual’s influence on the performance of the Company and the compensation of the individual’s peers within the Company. For purposes of determining management compensation levels for the 2009 fiscal year, the Chief Executive Officer and the Compensation Committee generally utilized mining industry benchmark data provided by Coopers Consulting, as described below under the heading “2009 Compensation – Benchmarking”. For 2010 compensation discussions, Hewitt Associates (“Hewitt”) was engaged by the Compensation Committee to conduct a review of compensation data in respect of management.

Compensation Objectives

The compensation package for our management employees is specifically designed to achieve two compensation objectives:

•	Attracting and retaining key talent; and

•	Aligning the interests of our executive officers with the interests of the Company’s stockholders.

The compensation package achieves the goal of attracting and retaining key talent in a highly competitive mining environment through a total compensation package that pays at or above market levels, as described in more detail below. The compensation package achieves the goal of aligning the interests of management and the Company’s stockholders by linking the payout of executive officer annual bonus incentive awards, and the vesting of equity-based awards, to the successful performance of the Company, and in turn, to the creation of stockholder of value.

2009 Compensation

Benchmarking

For purposes of determining 2009 executive compensation, the Company utilized a survey prepared by Coopers Consulting that analyzed the executive compensation practices of mining companies across a broad spectrum in the mining industry that ranged from small to large companies. The specific companies included in the survey (the “2009 Comparator Companies”) were as follows:

Alamos Gold Inc.	General Moly Inc.	Quadra Mining Ltd.
Allied Nevada Gold Corp.	Goldcorp Inc	Resolution Copper Company
AngloGold Ashanti North America	Golden Star Resources Ltd.	Revert Minerals Inc.
Apex Silver Mines Limited	Graymont Limited	Rio Tinto Americas
Arch Coal Inc.	Hecla Mining Company Limited	Rio Tinto Energy North America
Augusta Resource Corporation	Intrepid Potash Inc.	Rio Tinto Explorations
Centerra Gold Inc.	Kennecott Utah Copper Corporation	Rio Tinto Minerals
Cleveland Cliffs Inc.	Kinross Gold Corporation	Stillwater Mining Co.
Coeur d’Alene Mines Corporation	Luzenac	Teck Cominco Limited
Crystallex International Corporation	Ledcor Industries Inc.	The Doe Run Company
Electrum USA Ltd.	Mercator Minerals Ltd.	Thompson Creek Metals Company Inc.
Freeport-McMoran Copper & Gold Inc.	Meridian Gold Inc.	Yukon Nevada Gold Corporation
Frontera Copper Corporation	Newmont Mining Corporation

2009 Total Cash Compensation (Salary and Bonus) for Messrs. Caldwell, Kirby, Doyle, Woods and Flint

The Compensation Committee generally targeted 2009 total short term compensation (consisting of base salary and annual bonus incentive potential) for Messrs. Caldwell, Kirby, Doyle, Woods and Flint at a level approximately equal to the average of practices of the 2009 Comparator Companies for the respective officer positions. The Compensation Committee believes that targeting the average of the 2009 Comparator Companies is appropriate, notwithstanding the fact that the Company is on the smaller end of the spectrum of the 2009 Comparator Companies, because the Company’s officers have a significant range of responsibilities that, in larger companies, are commonly shared by a number of persons, and the Company’s officers therefore need to be compensated accordingly. In addition, the Company seeks to be in a position to attract and retain high quality personnel in the mining industry, as well as to reduce the risk of losing personnel to larger mining companies.

With respect to the distribution of total short term cash compensation between the salary and annual bonus incentive components, the Compensation Committee targeted the following distribution:

Named Executive Officer	Salary as a percent of total short term compensation (%)	Short-term cash incentives as a percent of total short term compensation (%)	Total %
Scott A. Caldwell	50%	50%	100%
Hal D. Kirby	71%	29%	100%
James M. Doyle	71%	29%	100%
Warren Woods	74%	26%	100%
David C. Flint	80%	20%	100%

The Compensation Committee developed these levels so that the officers at the highest salary grade and rank within the organization have greater “at risk” compensation relative to the other members of the management team. The Compensation Committee believes that this more readily aligns the most senior executives’ interests with those of the Company’s stockholders.

Criteria for Payout of 2009 Annual Bonus Incentive for Messrs. Caldwell, Kirby, Doyle, Woods and Flint

The 2009 annual bonus incentive award for Messrs. Caldwell, Kirby, Doyle, Woods and Flint was contingent upon the attainment of corporate goals. These corporate goals, which are set forth below, were developed by management and approved by the Board of Directors prior to the start of the 2009 fiscal year. The Compensation Committee also retained discretion to consider other factors, such as an individual’s performance and their respective influence over the various performance categories.

After year-end, the Compensation Committee determined to what extent the goals were satisfied, with partial satisfaction warranting partial payout of the bonuses. The 2009 corporate goals for payout of the 2009 incentive bonus awards, and performance results in respect thereof, were as follows:

Performance Category	Weight	Stated Goal	Performance Results
Production	30%	Bring the Hycroft Mine into commercial production and sell 93,000 ounces of gold.	Partially satisfied.

Operational performance	30%	Compensation Committee retained discretion to determine how well the Company operated in comparison to its annual budget and operating plans.	Partially satisfied.

Enhance stockholder value	20%	Increase trading volume of our stock and the return to our stockholders.	Achieved.

Health, safety and environmental performance	10%	No serious incidents.	Achieved.

Reserves and resources	10%	Complete a new reserve and resource estimate by March 2009.	Achieved.

Overall, the foregoing review resulted in a determination that approximately two-thirds of the total bonus potential was achieved. However, the review also highlighted the fact that, although production performance was substantially lower than expectations for the year, performance in respect of the other goals was in-line with, or exceeded, expectations. Considering this, the Compensation Committee approved an adjustment to the individual bonuses to reflect the particular individual’s degree of direct involvement and influence over the production activities of the Company. The following table sets forth the final determination of the 2009 annual bonus incentive payouts for the following persons:

Name	Base Salary ($)	Bonus Eligibility (%)	Percentage of Total Eligible Received (%)	Dollar Payout ($)
Scott A. Caldwell	385,000	100%	77.5%	298,400
Hal D. Kirby	275,000	40%	77.5%	85,300
James M. Doyle	250,000	40%	35.0%	35,000
Warren Woods	185,000	30%	35.0%	19,400
David C. Flint	167,300	25%	72.5%	30,300

2009 Long Term Equity-Based Awards for Messrs. Caldwell, Kirby, Doyle, Woods and Flint

Long Term Equity-Based Awards to Scott Caldwell, Hal Kirby, James Doyle and Warren Woods

After establishing total short term cash compensation for 2009, the Compensation Committee determined the long term equity-based awards to be a designated percentage of their salaries, as set forth in the following table:

Named Executive Officer	Grant Date Fair Value as a % of Base	Grant Date Fair Value of Restricted Stock Awards as of February 27, 2009	Resulting Number of Restricted Stock Units
Scott A. Caldwell	150%	$578,000	144,500
Hal D. Kirby	125%	$343,750	86,000
James M. Doyle	125%	$312,500	78,000
Warren Woods	75%	$138,750	35,000

The foregoing targeted percentages were determined by the Compensation Committee based upon the expected cost of the equity-based award and the individual’s respective ranking in the organization. The allocation of the RSU awards is progressive, so that the persons with greater total compensation and higher ranking in the organization will have an increased percentage of compensation paid in RSUs. This ensures that higher paid persons with greater accountability have correspondingly greater “at risk” financial interest in the sustained success of the Company and its stockholders.

The specific number of restricted stock units (“RSUs”) awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the day the compensation analysis was prepared, February 27, 2009. However, delays in actually granting the equity awards were encountered as a result of the extra time needed to establish the performance-based vesting criteria and to obtain stockholder approval of the underlying plan to which the grants were subject. The actual awards were therefore not formally granted until July 17, 2009. However, since management had no control over such delays, the Compensation Committee determined to grant the previously determined number of units rather than adjust the number of units based on the closing stock price on the subsequent date of the grant. As a result, the actual grant date fair value of the equity-based awards, and the corresponding percentage of base salary, were as follows:

Named Executive	Actual Grant Date Fair Value of Restricted Stock Awards as of ($)	Value of restricted stock awards as a percentage of base pay (%)
Scott A. Caldwell	1,278,825	332%
Hal D. Kirby	761,100	277%
James M. Doyle	690,300	276%
Warren Woods	309,750	167%

As indicated above, for 2009, the Compensation Committee granted the long term equity-based awards in the form of RSUs (the “2009 RSUs”). In step with a recent trend in the mining industry, during 2009, the Company awarded RSUs rather than stock options because it believes that the value of RSUs to executives is more direct and visible than that of stock options. Additionally, RSUs generally require the use of fewer shares than stock options to deliver comparable value to executives. In addition, for the 2009 RSUs, the Compensation Committee implemented a performance-based vesting program with respect to the RSUs granted to Scott Caldwell, Hal Kirby, James Doyle and Warren Woods (the “Performance RSU Plan”). Under this program, executives were granted annual RSU awards that provide for vesting at a rate of one-third over three years, provided that performance-based vesting criteria applicable to each such year is satisfied. The performance-based criteria applicable to the vesting of the first one-third of the 2009 RSUs are set forth in the table below. The criteria that are applicable for the second one-third tranche of the 2009 RSUs to vest in 2010 are set forth under the heading below entitled “2010 Performance-Based Vesting Criteria.” The criteria that will be applicable to the final one-third that may vest for 2011 will be determined by the Compensation Committee in the early part of 2011. The 2009 criteria were as follows:

Criteria	Column A Goal(1)(2)	Column B Minimum(2)	Column C Weight(3)
Ounces of gold sold	90,000 ounces	70,000 ounces	20%

Cost of goods sold	Less than $38.5 million	Less than $44.0 million	20%

Operating cash flow	Positive	(5.0 million)	20%

Resource growth	15.0 million gold equivalent ounces of total resources	13.0 million gold equivalent ounces of total resources	10%

Resource conversion	5.0 million gold ounces identified in measured and indicated categories	3.0 million gold ounces identified in measured and indicated categories	10%

Discretionary	—	—	20%

(1)	If the performance goal for the respective performance category is achieved, the percentage set forth in column C shall vest for the respective performance category.

(2)

If an amount between the goal in column A and the minimum in column B, inclusive, for the respective performance category is achieved, a pro-rata amount of the percentage set forth in column C shall vest for the respective performance category. If at least the minimum value for each respective category is not achieved, no stock options shall vest for the respective performance category.

(3)	Amount reflects the maximum percentage of stock options that shall be permitted to vest pursuant to the respective performance category.

The foregoing performance measures were selected for the following reasons:

•

Ounces of gold sold was selected as gold is the primary product from the Hycroft Mine. By including the physical ounces of gold sold, management would not be disadvantaged or rewarded for swings in the price of gold that are beyond their control.

•	Cost of goods sold was selected as a measure of management’s ability to control its operating costs.

•

Operating cash flow was selected as a measure of the financial results of the company. Since it excludes non-cash charges such as depreciation and includes the cash expenditures associated with working capital items, the Compensation Committee believed it to be an appropriate measure of management’s performance during the year.

•

Resource growth was selected as a measure of the success of the exploration efforts at the company. Resource growth represents the ability to identify additional reserves and resources at the Hycroft Mine, our primary asset.

•	Resource conversion was selected as a measure of the success of the exploration efforts in improving the quality of the identified reserves and resources at the Hycroft Mine.

Based on actual performance for the year in respect of the vesting criteria, the resulting vesting percentages under the adopted criteria set forth above would have been as follows:

Criteria	Actual Percentage Earned
Ounces of gold sold	0%
Cost of goods sold	20%
Operating cash flow	0%
Resource Growth	10%
Resource Conversion	10%

Total out of Possible 80% (prior to discretionary portion)	40%

The Compensation Committee determined that the predominant issue underlying the unfavorable performance in respect of ounces of gold sold and operating cash flow was limited to one operational aspect, namely, an extreme production short-fall. The Compensation Committee therefore did not believe that the performance measures provided a fair determination for operating performance with respect to each member of management and that the production shortfall should therefore not affect each member of management equally. As a result, pursuant to its retained discretionary authority, the Compensation Committee ultimately determined that the vesting of the 2009 RSUs for James Doyle and Warren Woods, the members of management most closely responsible for production, would be reduced to a vesting percentage of 30%, rather than 40%. Conversely, the performance measures were determined by the Compensation Committee to be too punitive for Hal Kirby, as the performance of the accounting and finance group warranted a higher vesting percentage. Consequently, Mr. Kirby’s vesting percentage was determined to be 80%. Due to the significant increase in the Company’s share price during the year and successful resource conversion and resource growth during the year, as well as overall Company performance, the Compensation Committee also determined to exercise its discretion to permit a total vesting percentage for Mr. Caldwell of 80%.

The following table summarizes the 2009 RSUs that vested under the Performance RSU Plan:

Name	Grant Date	Maximum 2009 RSUs available for vesting on March 31, 2010 (equal to 1/3 of total number granted in 2009) (#)	Final 2009 RSU vesting percentage (%)	Final number of 2009 RSUs vested on March 31, 2010 (#)	Total grant date fair value of 2009 RSUs vested on March 31, 2010 ($)
Scott A. Caldwell	June 17, 2009	48,166	80%	38,533	255,765
Hal D. Kirby	June 17, 2009	28,666	80%	22,933	202,957
James M. Doyle	June 17, 2009	26,000	30%	7,800	69,030
Warren Woods	June 17, 2009	11,666	30%	3,500	30,975

Long Term Equity-Based Awards to David Flint

David Flint was not determined to be Named Executive Officer until 2009. Since the performance-based vesting program was new at the beginning of 2009 and was limited to the 2008 Named Executive Officers and Warren Woods, Mr. Flint was not included in the 2009 Performance RSU Plan. Rather, he was granted RSUs without performance-based vesting conditions, but subject to three year time-based vesting. His RSU grants were approved by the Board of Directors based upon the recommendation of the Chief Executive Officer. The number of RSUs granted to Mr. Flint was determined based upon internal equity considerations with respect to employees of a similar ranking within the organization. The resulting grant to Mr. Flint in 2009 was 15,000 RSUs with a grant date fair value of $86,700, which was 52% of his base pay.

2009 Compensation Decisions with respect to Scott Anderson

Scott Anderson joined our Company during the last quarter of 2009. His compensation was determined through a process of collecting market pay information, including through conversations with recruiters and professionals in the mining industry, as well as through negotiations with Mr. Anderson. The Company also considered internal pay equity to ensure that employees at equivalent levels in our organization are paid comparably. Because he was new to our Company in 2009 and therefore had little opportunity to influence the 2009 annual performance of the Company, the vesting of his 2009 RSU awards were not performance-based, but are instead time-based over a three year period.

2010 Compensation Decisions

Benchmarking

For purposes of evaluating 2010 executive compensation, the Compensation Committee determined to establish a more targeted peer group than the broad group of companies contained in the Coopers Consulting survey used in 2009. As such, the list of comparator companies was refined to more closely align with companies that are approximately our size or the size we desire to be in the next few years. Our 2010 peer group was constructed based on the following parameters on the date of comparison: mining companies with market values between approximately $470 million and $2.5 billion and sales of less than $730 million.

Based on the foregoing criteria, the peer group recommended by Hewitt based on input from management and the Compensation Committee was comprised of the following peers:

Alamos Gold Inc.	Hecla Mining Co.
Aurizon Mines Ltd.	Jaguar Mining Inc.
Centerra Gold Inc.	Kirkland Lake Gold Inc.
Centamin Egypt	Minefinders Corp Ltd.
Coeur d’Alene Mines Corp.	New Gold Inc.
Gammon Gold Inc.	Northgate Minerals Corp.
Golden Star Resources Ltd.	Pan American Silver Corp.
Great Basin Gold Ltd.	Red Back Mining Inc.

As part of its evaluation of compensation levels for the 2010 fiscal year, the Compensation Committee approved the retention of Hewitt. Hewitt was instructed to review the then-current compensation levels of our Chief Executive Officer and Chief Financial Officer and to provide a report summarizing relevant peer group data as to compensation levels. Hewitt’s review with respect to 2010 compensation included benchmarking the base salary, annual bonus incentive potential, total cash (base salary plus bonus potential) and long-term equity-based incentives.

2010 Compensation for Our Chief Executive Officer and Chief Financial Officer

2010 Total Cash Compensation (Salary and Annual Bonus Incentive)

When setting short term cash compensation (consisting of base salary and annual bonus incentive) for our most senior executive officers, namely, our Chief Executive Officer and Chief Financial Officer, we generally targeted the 75th percentile of the peer group data as the benchmark. The 75th percentile was determined to be the appropriate target in order to be in a position to attract top talent from a limited talent pool. In addition, by providing our most senior executives with the ability to earn above-average compensation, we are in a better position to retain the quality of senior executives necessary to successfully lead our Company.

With respect to the distribution of total short-term compensation between the salary and bonus incentive components, the Compensation Committee targeted the following distribution, which is generally consistent with the distribution in 2009:

Named Executive Officer	Salary as a percent of total short term compensation (%)	Short-term cash incentives as a percent of total short term compensation (%)	Total %
Scott A. Caldwell	50%	50%	100%
Hal D. Kirby	77%	33%	100%

The performance-based criteria to which the 2010 annual bonus incentive awards are subject is set forth below under the heading “2010 Performance-Based Vesting Criteria.”

2010 Long Term Equity-Based Incentive Awards

After establishing their total short-term cash compensation for 2010, the Compensation Committee determined the 2010 long term equity-based awards for Mr. Caldwell and Mr. Kirby to be a designated percentage of their salaries, as set forth in the following table:

Named Executive Officer	Grant Date Fair Value as a % of Base	Grant Date Fair Value of Restricted Stock Awards as of March 10, 2010	Resulting Number of Restricted Stock Units
Scott A. Caldwell	250%	$999,400	67,800
Hal D. Kirby	150%	$424,500	28,800

The long term equity-based awards for Mr. Caldwell and Mr. Kirby were determined with reference to the 75th percentile of the peer group data.

As was the case in 2009, the Company granted the 2010 equity-based incentive awards in the form of RSUs (the “2010 RSUs”). The 2010 RSUs provide for vesting at a rate of one-third over three years, provided that performance-based vesting criteria applicable to each such year is satisfied. The 2010 performance-based criteria to which the first one-third of the 2010 RSUs are subject are set forth below under the heading “2010 Performance-Based Vesting Criteria.” The performance-based criteria for the second one-third tranche of the 2010 RSUs and the third one-third tranche of the 2010 RSUs will be determined in the early part of 2011 and 2012, respectively.

2010 Compensation for Management other than our Chief Executive Officer and Chief Financial Officer

The Compensation Committee established the 2010 compensation levels for our lower ranking members of management (i.e., those persons other than the our CEO and CFO) through a process of collecting market pay information, including through conversations with recruiters and professionals in the mining industry, as well as through negotiations with potential employee candidates. The Compensation Committee also considered internal pay equity to ensure that employees at equivalent levels in our organization are paid comparably. The RSUs granted to Mr. Woods and Mr. Flint in 2010 are subject to the same performance-based vesting criteria as are the RSUs granted to Mr. Caldwell and Mr. Kirby. The Compensation Committee has not yet determined the 2010 compensation levels for Scott Anderson.

2010 Performance-Based Vesting Criteria

Set forth below are the performance-based vesting criteria to which the following compensation elements are subject: (1) the 2010 annual bonus incentive awards to the 2009 management team (other than Scott Anderson); (2) the first one-third tranche of the 2010 RSUs to the 2010 management team (other than Scott Anderson); and (3) the second one-third tranche of the 2009 RSUs to the 2009 management team (other than David Flint and Scott Anderson).

Criteria	Weighting and Measurement	Notes
Production	40% - 100,000 ounces of sales 20% - 80,000 ounces of sales 10% - 60,000 ounces of sales or less	Performance between the measures would be prorated

Cost per ounce sold	30% - $450 per ounce 20% - $500 per ounce 10% - $550 per ounce or more	Performance between the measures would be prorated.

Discretionary	0 to 30%

When developing the performance-based measures for 2010, the Compensation Committee drew on its experience with the performance-based system used for the 2009 RSU program. For 2010, the Compensation Committee determined to approve a refined version of the performance categories used for the 2009 RSUs. The impact of the production shortfall in the prior year highlighted redundancies in the performance measures utilized in 2009. Specifically, the production shortfall experienced in 2009 identified a strong correlation between three of the 2009 performance measures, namely, ounces of gold sold, operating cash flow and resource growth. If ounces sold are down, cost of goods sold will correspondingly drop, as will operating cash flow. For purposes of establishing the 2010 performance measures, the Compensation Committee sought to identify performance measures that are independent of each other. This resulted in the two performance measures for 2010 being production and cost per ounce sold. In addition, the need to retain discretion to balance out potential unforeseen inequities as a result of the performance, or to reward superior individual performance, was further highlighted as a result of the prior year program. As such, the Compensation Committee increased the retained discretion from 20% in 2009 to 30% for 2010.

Termination/Change of Control Benefits

As described in detail below under the heading “Payments Upon Termination or Change of Control,” the Company’s employment agreements with certain members of our management team provide for payments and benefits in the event of certain terminations or in connection with a change in control of the Company. The terms of those agreements were structured to enhance the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and to allow management to focus their attention on the Company’s business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations.

The termination and change of control benefits were established both through the process of negotiating the employment agreements with the employee and through a review of termination and change of control benefits generally available in the mining industry. The review included discussions with recruiters and other persons in the mining industry regarding market practices. In light of the fact that the members of management receiving such benefits were new employees of the Company at the time the benefits were negotiated, and they therefore lacked the prior accumulated wealth that a founder of a company may have, the Company believes that the these benefits are appropriate.

Internal Pay Equity

The Compensation Committee reviewed the Coopers Consulting survey for 2009 compensation and the Hewitt report for 2010 and concluded that total compensation for a company’s Chief Executive Officer is generally higher than the total compensation of its Chief Financial Officer and other officers, and that the total compensation of the Chief Financial Officer is generally higher than the total compensation of officers other than the Chief Executive Officer. The relative total compensation for the Company’s executive officers for both 2009 and 2010 followed the same pattern as observed in both the Coopers Consulting survey used in 2009 and the 2010 Hewitt report, with the Company’s Chief Executive Officer receiving the highest total compensation, followed by the Chief Financial Officer, followed by the remaining officers. As the ordinal pay ranking is consistent with comparator companies, and because compensation is generally determined in relation to benchmark data relating to officers holding similar positions at comparator companies, the Compensation Committee believes that the relative compensation among officers is appropriate.

Executive Pay Mix and the Emphasis on “At Risk” Pay

The Compensation Committee believes that “at risk” pay is an important component of the compensation strategy. “At risk” means that the amount of the annual bonus incentive awards, and the value and amount of equity-based awards, awarded to the executive officers will be limited, and may be nil, unless the Compensation Committee determines that performance of the Company and/or the individual, as the case may be in any given year, warrants otherwise. “At Risk” pay is an important aspect of our compensation philosophy as it helps align the actions of management with the interests of the stockholders. The following table illustrates the percentages of total compensation that are “at risk” for each of the Named Executive Officers.

Name	% of total compensation “At Risk” for 2009	% of total compensation “At Risk” for 2010
Scott A. Caldwell	71%	78%
Hal D. Kirby	62%	67%
James M. Doyle	62%	N/A
Warren Woods	51%	57%
David C. Flint	54%	57%
Scott Anderson	78%	N/A (1)

(1)

Because Scott Anderson joined the Company in the last quarter of 2009, his 2009 RSU grants significantly outweighed his salary, which resulted in his larger “at risk” percentage than the other officers. This result is primarily due to the timing of his retention and is not intended to be reflective of any expected ratio in future years of his “at risk” pay to total compensation.

Perquisites and Other Personal Benefits

The Company’s executive officers are not entitled to significant perquisites or other personal benefits not generally offered to our employees other than as disclosed in the Summary Compensation Table. The Company has approved a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the terms of this program, the Company provides matching contributions of up to 4% of the individual’s contributions.

Officer Shareholding Requirements

As mentioned above under the Corporate Governance section, during 2009, the Board of Directors adopted a requirement that the Chief Executive Officer shall be required to hold shares equal in value to three times his base salary. This measure will support the Company’s objective of aligning the interests of our highest ranking officer with the interests of the Company’s stockholders.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting certain compensation over $1 million paid its chief executive officer and certain other executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Company strives whenever possible to structure its compensation plans such that they are tax deductible and believes that a substantial portion of compensation paid under its current program (including the annual incentives and stock option grants described above) satisfies the requirements under Section 162(m). However, the Company reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. For 2009, the Company believes that no portion of its tax deduction for compensation paid to its named executive officers will be disallowed under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the following members of the Compensation Committee of the Board of Directors:

D. Bruce Sinclair

John W. Ivany

Robert G. Wardell

EXECUTIVE COMPENSATION

The following table provides information regarding our current executive officers.

Name, Age	Principal Occupation, Business or Employment(1)
Scott A. Caldwell Age: 53	President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007), consultant to Vista Gold Corp. (“Vista”); formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006.

Hal D. Kirby Age: 42	Executive Vice President and Chief Financial Officer of Allied Nevada from April 2007 to present; financial and accounting consultant to Allied Nevada from January 2007 to April 2007; not employed from August 2006 to January 2007; formerly with Kinross Gold Corporation as Vice President and Controller from June 2005 to August 2006 and as Director of Special Projects from October 2004 to June 2005.

Warren Woods Age: 52	Vice President and Hycroft General Manager at Allied Nevada from January 2008 to present; General Manager – Nome Operations at Nova Gold Resources (Alaska Gold) from September 2005 to January 2008; Mine Manager at Eagle Picher Minerals from September 2002 to September 2005.

David C. Flint Age: 53	Vice President of Exploration of Allied Nevada from August 2007 to present; General Manager of Kennecott Utah Copper from July 2005 to July 2007; Technical Expert at P.T. Freeport Indonesia from May 2003 to July 2005.

Steven Gill Age: 50	Vice President and Controller of Allied Nevada from January 2008 to present; Director of Financial Reporting at Meridian Gold Company from March 2007 to December 2007; Assistant Corporate Controller of United Components from March 2006 to February 2007; Consultant with Protiviti and Relevante from October 2004 to March 2006. In April 2010, the Company appointed Steven Gill an officer of the Company.

Scott Anderson Age: 51	Vice President, Technical Services of Allied Nevada from October 2009 to present. Mining Consultant based in Moscow, Russia from April 2007 to October 2009; and Manager of Mining for Barrick Russia at Barrick Gold Corporation from February 2005 to March 2007.

Theresa “Tracey” Thom Age: 36	Vice President, Investor Relations of Allied Nevada from April 2009 to present; Vice President, Investor Relations of Andina Minerals from December 2007 to April 2009; Director of Investor Relations and Corporate Communications from February 2003 to September 2007. In April 2010, the Company appointed Tracey Thom an officer of the Company.

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs and certain significant employees. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in the Compensation Discussion and Analysis.

Name and principal position(1)	Year	Salary ($)	Bonus ($)	Stock awards(2) ($)	Option awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All other compensation(5) ($)		Total ($)
Scott A. Caldwell, President and Chief Executive Officer(6)	2007	233,750	—	—	1,768,000	297,000	56,625	(7)	2,355,375
	2008	349,442	—	—	459,000	360,000	8,400		1,168,442
	2009	380,833	—	1,278,825	—	298,400	20,320		1,978,378

Hal D. Kirby, Executive Vice President and Chief Financial Officer	2007	159,375	—	—	884,000	57,375	65,679	(8)	1,100,750
	2008	241,202	22,000	—	229,500	100,000	19,216	(9)	592,702
	2009	270,833	—	761,100	—	85,300	25,855		1,143,088

James M. Doyle, Former Executive Vice President, Operations(10)	2007	141,667	—	—	331,500	44,625	—		517,792
	2008	216,202	11,000	—	229,500	90,000	5,690		546,702
	2009	245,833	—	690,300	—	35,000	11,175		982,308

Warren Woods, Vice President and Hycroft General Manager	2009	183,333	—	309,750	—	19,400	25,333	(11)	537,817

David C. Flint, Vice President, Exploration	2009	166,750	—	86,700	—	30,300	6,912		290,662

Scott Anderson, Vice President, Technical Services(12)	2009	45,000	9,500	152,250	—	—	—		206,750

(1)

Each person in the table other than Warren Woods is a NEO. Warren Woods was appointed an officer in April 2010, and as such, he was not one of our NEOs for 2009. Mr. Woods is considered a significant employee of the Company.

(2)

The amounts shown do not reflect compensation actually received by the named executive officers, but represent total grant date fair value for the awards granted in each respective year, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are set forth in Note 16 to the Consolidated Financial Statements. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. These awards were granted pursuant to our Restricted Share Plan and, with the exception of Mr. Flint’s awards, were subject to performance-based vesting criteria. Mr. Flint’s awards were subject only to time-based vesting. See Compensation Discussion and Analysis for a description of these awards and the aforementioned vesting criteria.

(3)

The amounts shown do not reflect compensation actually received by the named executive officers, but represent total grant date fair value for the awards granted in each respective year, calculated in accordance with FASB ASC 718 using a lattice pricing model. The assumptions used to calculate these amounts are set forth in Note 16 to the Consolidated Financial Statements. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(4)

These awards were granted pursuant to our annual incentive bonus award program and were subject to performance-based vesting criteria. See Compensation Discussion and Analysis for a description of these awards and the aforementioned performance-based criteria.

(5)	Unless otherwise noted, all other compensation includes matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan.

(6)

Mr. Caldwell also served as Chief Financial Officer of Allied Nevada until April 16, 2007, the effective date of appointment of Hal Kirby as Executive Vice President and Chief Financial Officer of Allied Nevada.

(7)

Represents amounts paid by Vista for consulting services provided by Mr. Caldwell pursuant to the consulting agreement between Vista Gold Corp. and Mr. Caldwell. Amounts reflect cash compensation only and do not include any reimbursement for out-of-pocket expenses.

(8)

Amount includes $22,200 paid by Allied Nevada for consulting services provided by Mr. Kirby pursuant to the consulting agreement between Vista Gold Corp. and Mr. Kirby, $34,870 for a relocation allowance and reimbursement of relocation expenses for Mr. Kirby, and $8,609 relating to legal and other costs associated with the relocation of Mr. Kirby’s spouse to the United States.

(9)

Amount includes $12,503 of legal and other costs associated with immigration and work visa of Mr. Kirby and of Mr. Kirby’s spouse to the United States and $6,713 matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan.

(10)	Effective March 31, 2010, Mr. Doyle retired as an employee of the Company.

(11)

Amount includes $10,200 for reimbursement of housing costs, $5,520 for personal use of a Company provided automobile, and $9,613 of matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan.

(12)	Scott Anderson was hired by the Company in October 2009.

2009 Grants of Plan-Based Awards

The following table sets forth information regarding fiscal 2009 annual incentive bonus awards and equity-based awards granted to our NEOs and certain significant employees.

Name(1)	Grant date	Date of approval of grant	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Scott A. Caldwell	17-Jun-09	13-May-09	—	—	144,500	144,500	—	1,278,825
	12-Mar-09	12-Mar-09	298,400	385,000	—	—	—	—

Hal D. Kirby	17-Jun-09	13-May-09	—	—	86,000	86,000	—	761,100
	12-Mar-09	12-Mar-09	85,300	110,000	—	—	—	—

James M. Doyle	17-Jun-09	13-May-09	—	—	78,000	78,000		690,300
	12-Mar-09	12-Mar-09	35,000	100,000	—	—	—	—

Warren Woods(4)	17-Jun-09	13-May-09	—	—	35,000	35,000	—	309,750
	12-Mar-09	12-Mar-09	19,400	55,500	—	—	—	—

David C. Flint	13-May-09	13-May-09	—	—	15,000	15,000	—	86,700
	12-Mar-09	12-Mar-09	30,300	41,800	—	—	—	—

Scott Anderson	4-Nov-09	4-Nov-09	—	—	15,000	15,000	—	152,350

(1)

Each person in the table other than Warren Woods is a NEO. Warren Woods was appointed an officer in April 2010, and as such, he was not one of our NEOs for 2009. Mr. Woods is considered a significant employee of the Company.

(2)

These columns show the possible payouts for each of the named executive officers based on the attainment of goals. Details regarding the vesting criteria of such cash awards are contained under the heading “Compensation Discussion and Analysis.”

(3)

Amounts reflect the number of shares underlying the Restricted Share Unit grant. These awards were granted under the Company’s Restricted Share Plan and will vest in whole or in part in three equal installments on March 31 in each of 2010, 2011 and 2012, provided that, with respect to all NEOs other than Mr. Flint, the performance-based criteria applicable to each such year are satisfied. For a discussion of the performance-based criteria to which the RSUs are subject, see the discussion under the heading “2009 Long Term Equity-Based Awards”. Mr. Flint’s awards are subject to time-based vesting on March 31 in each of 2010, 2011, and 2010.

(4)

The amounts shown do not reflect compensation actually received by the named executive officers, but represent total grant date fair value for the awards granted in each respective year, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are set forth in Note 16 to the Consolidated Financial Statements. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

Option Exercises and Stock Vested

The following table provides information regarding stock options that were exercised by our NEOs and our significant employees. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. During 2009, no stock awards vested in respect of such persons.

	Option Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Scott A. Caldwell	499,361	2,478,178
Hal D. Kirby	155,000	810,287
James M. Doyle	150,000	654,077
Warren Woods	18,000	66,750
David C. Flint	20,000	77,400
Scott Anderson	—	—

(1)

Each person in the table other than Warren Woods is a NEO. Warren Woods was appointed an officer in April 2010, and as such, he was not one of our NEOs for 2009. Mr. Woods is considered a significant employee of the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options and stock awards held by our NEOs and significant employees as of December 31, 2009.

	Option awards(2)				Stock awards
Name(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options(3)(4) (#) unexercisable	Option exercise price(5) ($)	Option expiration date	Number of shares or units of stock that have not vested(3)	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other that have not vested(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other that have not vested
Scott A. Caldwell	133,972	266,667	4.35	3-Jul-18
	—	50,000	5.58	14-May-13
					—	—	144,500	2,179,060
Hal D. Kirby	111,666	133,334	4.35	3-Jul-18
	50,000	25,000	5.58	14-May-13
					—	—	86,000	1,296,880
James M. Doyle	—	50,000	4.35	3-Jul-18
	—	25,000	5.58	14-May-13
					—	—	78,000	1,176,240
Warren Woods	10,666	33,334	5.05	21-Jan-13
	—	6,000	5.58	14-May-13
					—	—	35,000	527,800
David C. Flint	133,333	16,667	4.80	18-Sept-17
	4,000	12,000	5,58	14-May-15
					—	—	15,000	226,200
Scott Anderson	—	—	—	—	—	—	15,000	226,200

(1)

Each person in the table other than Warren Woods is a NEO. Warren Woods was appointed an officer in April 2010, and as such, he was not one of our NEOs for 2009. Mr. Woods is considered a significant employee of the Company.

(2)	All options are either ten year, non-qualified stock options or five year, non-qualified stock options.

(3)

All options and restricted share units vest in annual installments over a two to three year period. See Compensation Discussion and Analysis for details on the specific vesting criteria applicable to these awards.

(4)

See the discussion under the heading of “Payments Upon Termination or Change of Control” for a discussion of vesting of these awards in the event of certain terminations of the NEO and in connection with a change of control.

(5)

Pursuant to the terms of the Allied Nevada 2007 Stock Option Plan, the exercise price for shares of common stock underlying options awarded under the Plan is the closing market price of the common stock on either the TSX or NYSE Amex as of the date of grant.

Employment Agreements

Scott A. Caldwell

On January 11, 2008, Allied Nevada entered into an employment agreement with Scott A. Caldwell, our President and Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Caldwell’s employment began effective as of April 16, 2007, and he continues to be employed by the Company on an “at-will” basis.

Pursuant to his employment agreement, Mr. Caldwell receives an annual base salary in the amount of $385,000, as well as a discretionary bonus up to a maximum amount of 100% of his base salary in any calendar year, based upon the achievement by Mr. Caldwell of pre-determined performance targets set by our Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by the Board of Directors. Mr. Caldwell’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Caldwell is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

Hal Kirby

On January 11, 2008, Allied Nevada entered into an employment agreement with Hal Kirby, our Executive Vice President and Chief Financial Officer. Pursuant to the terms of his employment agreement, the term of Mr. Kirby’s employment began effective as of April 16, 2007, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Kirby receives an annual base salary in the amount of $275,000, as well as a discretionary bonus up to a maximum amount of 40% of his base salary in any calendar year, based upon the achievement by Mr. Kirby of pre-determined performance targets set by the our President and Chief Executive Officer and approved by our Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by the President and Chief Executive Officer and approved by the Board of Directors. Mr. Kirby’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Kirby is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

Pursuant to his employment agreement, Mr. Kirby was reimbursed for relocation from his residence in Toronto, Ontario, Canada.

James Doyle

On January 11, 2008, Allied Nevada entered into an employment agreement with James Doyle, our Executive Vice President, Operations. Pursuant to the terms of his employment agreement, the term of Mr. Doyle’s employment began effective as of April 16, 2007, and he shall continue to be employed by the Company on an “at-will” basis. Effective March 31, 2010, Mr. Doyle retired from the Company.

Pursuant to the terms of his employment agreement, Mr. Doyle receives an annual base salary in the amount of $250,000, as well as a discretionary bonus up to a maximum amount of 40% of his base salary in any calendar year, based upon the achievement by Mr. Doyle of pre-determined performance targets set by our President and Chief Executive Officer and approved by the Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by our President and Chief Executive Officer and approved by the Board of Directors. Mr. Doyle’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Doyle is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

Warren Woods

On March 16, 2009, Allied Nevada entered into an employment agreement with Warren Woods, our General Manager of Hycroft Operations. Pursuant to the terms of his employment agreement, the term of Mr. Woods’s employment began effective as of January 7, 2008, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Woods receives an annual base salary in the amount of $185,000, as well as a discretionary bonus up to a maximum amount of 30% of his base salary in any calendar year, based upon the achievement by Mr. Woods of pre-determined performance targets set by our President and Chief Executive Officer and approved by the Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by our President and Chief Executive Officer and approved by the Board of Directors. Mr. Woods’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Woods is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

David C. Flint

On October 9, 2008, Allied Nevada entered into an employment agreement with David Flint, our Vice President, Explorations. Pursuant to the terms of his employment agreement, the term of Mr. Flint’s employment began effective as of August 1, 2007, and he was employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Flint received an annual base salary in the amount of $64,000, as well as a discretionary bonus up to a maximum amount of 25% of his base salary in any calendar year, based upon the achievement by Mr. Flint of pre-determined performance targets set by our President and Chief Executive Officer and approved by the Board of Directors. Grant of any such bonus was in the sole discretion of the Board of Directors and any bonus was earned only after grant thereof by our President and Chief Executive Officer and approved by the Board of Directors. Mr. Flint’s eligibility to receive such bonus was conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Flint was also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

As a condition to their employment with Allied Nevada and their receipt of the compensation and benefits described above, as well as under the following heading “Payments Upon Termination or Change of Control”, each of Messrs. Caldwell, Kirby, Doyle, Woods and Flint were required to execute and deliver a Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, a form of which was attached to their individual employment agreements. Under the latter agreement, each of these executives has agreed that during his employment and for one year following termination of his employment with Allied Nevada, he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business, including business conducted with potential joint venture partners with which Allied Nevada is or was actively pursuing a potential business relationship during the applicable period.

Scott Anderson

The Company has not yet entered into an employment agreement with Scott Anderson. During 2010, the Company intends to evaluate whether an employment agreement with Scott Anderson would be appropriate.

Payments Upon Termination or Change of Control

The following table sets forth the payments upon termination or change of control that would have been owed to the persons listed below, assuming such an event occurred as of December 31, 2009:

Name	Termination not for cause ($)	Change of control ($)	Termination after change of control ($)
Scott A. Caldwell
Salary	770,000	770,000	770,000
Target bonus payout	770,000	770,000	770,000
Medical benefit continuation	36,000	36,000	36,000
Equity acceleration	—	5,224,900	5,224,900
Total	1,576,000	6,800,900	6,800,900
Hal D. Kirby
Salary	550,000	550,000	550,000
Target bonus payout	220,000	220,000	220,000
Medical benefit continuation	36,000	36,000	36,000
Equity acceleration	—	2,878,600	2,878,600
Total	806,000	3,684,600	3,684,600
James M. Doyle
Salary	250,000	375,000	375,000
Target bonus payout	100,000	150,000	150,000
Medical benefit continuation	18,000	18,000	18,000
Equity acceleration	—	1,675,800	1,675,800
Total	368,000	2,218,800	2,218,800
Warren Woods
Salary	—	185,000	185,000
Target bonus payout	—	64,750	64,750
Medical benefit continuation	—	9,000	9,000
Equity acceleration	—	796,000	796,000
Total	—	1,054,750	1,054,750
David C. Flint
Salary	—	167,300	167,300
Target bonus payout	—	41,825	41,825
Medical benefit continuation	—	9,000	9,000
Equity acceleration	—	917,200	917,200
Total	—	1,135,325	1,135,325
Scott Anderson
Salary	—	—	—
Target bonus payout	—	—	—
Medical benefit continuation	—	—	—
Equity acceleration	—	—	—
Total	—	—	—

Each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Kirby, Doyle, Woods and Flint contain provisions which entitle each of them to payments following termination of their employment in certain circumstances, as described below.

Termination by Allied Nevada Without Cause or by the Executive for Good Reason

Each of the employment agreements between us and Messrs. Caldwell, Kirby, Doyle, provide that, in the event their employment is terminated by Allied Nevada other than for “cause” (as defined below), or is terminated by any of them for “good reason” (as defined below), they are entitled to receive payment, when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following severance benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell and Kirby, (a) a lump sum severance equal to (i) 2 times their respective base salary then in effect, plus (ii) 2 times their respective target bonus for the year in which employment is so terminated, in each case payable promptly following the tenth day after delivery to Allied Nevada of an executed separation agreement and general release, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) continued vesting for a 2 year period of any unvested options and/or restricted share units granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Company’s Stock Option Plan.

•

Pursuant to the employment agreements with Mr. Doyle and Woods, (a) a lump sum severance equal to (i) 12 months of their respective base salary then in effect, plus (ii) their respective target bonus for the year in which employment is so terminated, in each case payable promptly following the tenth day after delivery to Allied Nevada of an executed separation agreement and general release, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $18,000, and (c) continued vesting for a 2 year period of any unvested options and/or RSUs granted previously to any of them, consistent with and subject to the terms and conditions of the RSU Plan and the Company’s Stock Option Plan.

“Good Reason” is defined under each employment agreement as termination by any of Messrs. Caldwell, Kirby or Doyle, of their employment not later than one year following the occurrence of any of the following events:

•

A substantial reduction in their respective duties or responsibilities or a material change in their respective reporting responsibilities or title, except those changes generally affecting all members of Allied Nevada’s management;

•	A substantial reduction by Allied Nevada in their respective annual compensation then in effect, except those changes generally affecting all members of Allied Nevada’s management; or

•

A substantial adverse change in their participation in benefits under any benefit plan of Allied Nevada, including pursuant to their individual employment agreement, except those changes generally affecting all members of Allied Nevada’s management.

“Cause” is defined under each employment agreement as the taking of any of the following actions by or against Messrs. Caldwell, Kirby, Doyle, Woods or Flint:

•	Commission of an act of fraud or dishonesty which may or does adversely affect Allied Nevada;

•

Conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of Allied Nevada, affects the individuals’ ability to perform the duties set forth in his employment agreement and/or reflects negatively upon Allied Nevada;

•

Unauthorized disclosure of the Company’s Proprietary Information, as defined in the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement which results or could have been reasonably foreseen to result, in a material loss to Allied Nevada.

•

Failure (which shall not include any disability as defined in his employment agreement) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of Allied Nevada including, without limitation, the failure or refusal to carry out lawful instructions from our President and Chief Executive Officer (except for Mr. Caldwell, as to which the relevant individual is the Chairman of the Board) or Board of Directors which, if such failure or refusal is reasonably possible of being cured in the opinion of Allied Nevada, is not cured within thirty (30) days after written notice from Allied Nevada of such failure or refusal.

Termination by Allied Nevada for Cause or in the Event of Death or Disability

Pursuant to the employment agreements with each of Messrs. Caldwell, Kirby, Doyle, Woods and Flint, in the event their employment with Allied Nevada is terminated for “cause” or due to the death or “disability” (as defined below) of any of them, they (or their estate, as applicable) will be entitled to receive payment, when due, of any unpaid base salary, expense reimbursements and vacation days accrued prior to such termination. Further, in the event their employment with Allied Nevada is terminated as the result of the death or disability of any of them, they (or their estate, as applicable) will be entitled to receive long term disability or life insurance benefits, in the form maintained by Allied Nevada at such time and in which they participated at the time of such termination.

“Disability” is defined under each employment agreement as any illness, injury, accident or condition of either a physical or mental nature as a result of which any of Messrs. Caldwell, Kirby, Doyle, Woods and Flint are unable to perform the essential functions of his duties and responsibilities for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

Voluntary Termination by the Executive

In the event that any of Messrs. Caldwell, Kirby, Doyle, Woods and Flint decide voluntarily to terminate their employment with Allied Nevada without “good reason” upon 30 days’ written notice, Allied Nevada, in its discretion, may elect (i) to relieve them of any obligation to perform their respective duties during such notice period, or (ii) to waive the notice period and immediately accept such termination. In the event Allied Nevada elects the former, we have agreed to continue their respective compensation and benefits for the remainder of the notice period, except that no bonus shall be earned or awarded by any of them during and after the notice period.

Payments Upon a Change of Control

In addition to the severance obligations described above, each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Kirby, Doyle, Woods and Flint contain provisions which entitle each of them to certain payments upon a “change of control” (as defined below) of Allied Nevada.

In the event of a “change of control” (as defined below) and the involuntary termination of employment during the one-year period thereafter by Allied Nevada (or any successor entity) other than for “cause”, or by Messrs. Caldwell, Kirby, Doyle, Woods and Flint for “good reason”, they will be entitled to payment, when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell and Kirby, (a) a lump sum severance equal to (i) 2 years of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 2 times their respective target bonus for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) immediate vesting of any unvested options and/or RSUs granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

•

Pursuant to the employment agreement with Mr. Doyle, (a) a lump sum severance equal to (i) 18 months of his respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 1.5 times his respective target bonus for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $18,000, and (c) immediate vesting of any unvested options and/or RSUs granted previously to Mr. Doyle, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

•

Pursuant to the employment agreements with Messrs. Woods and Flint (a) a lump sum severance equal to (i) 12 months of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 1.0 times their respective target bonus for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $9,000, and (c) immediate vesting of any unvested options and/or RSUs granted previously to them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

“Change of control” is defined under each employment agreement as (i) the occurrence of a merger or consolidation of Allied Nevada, whether or not approved by our Board of Directors, other than (x) a merger or consolidation which would result in the voting securities of Allied Nevada outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of Allied Nevada or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (y) a merger or consolidation which is in effect a financing transaction for Allied Nevada including, but not limited to, a reverse merger of Allied Nevada into a publicly traded “shell” company, or (ii) the approval by the stockholders of Allied Nevada of an agreement for the sale or disposition by Allied Nevada of all or substantially all of our assets.

EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2009

Plan category Equity Compensation Plans Approved by Security Holders	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
Allied Nevada Special Stock Option Plan(1)	60,138	$4.41	(2)	—
Allied Nevada 2007 Stock Option Plan	2,358,143	4.80		2,095,934	(3)
Allied Nevada Restricted Share Plan	827,500	6.64		360,500

Total	3,245,781	$5.26		2,456,434	(3)

(1)

The Company established the Allied Nevada Special Stock Option Plan to govern options to purchase shares of common stock granted in connection with the Arrangement to persons who held Vista Gold Corp. stock options at the time of completion of the Arrangement. Options granted pursuant to the Special Option Plan have either a five or ten year term.

(2)

Exercise prices for options granted pursuant to the Special Stock Option Plan during the period shown were converted into U.S. dollars as of the grant date from the stated Canadian dollar amounts as applicable. Realized exercise prices may vary depending upon the currency conversion rates at the time of exercise.

(3)

The Company reserved a total of 619,550 shares of common stock for issuance upon exercise of options granted pursuant to the Allied Nevada Special Stock Option Plan, all of which shares are subject to options granted in connection with the Arrangement. All such options were granted pursuant to individual stock option agreements entered into between the Company and each participant, dated as of May 10, 2007. As of March 31, 2010, 502,612 shares of common stock subject to these options had been exercised, while options to purchase a total of 66,823 shares of common stock had expired unexercised. Pursuant to the terms of the Special Stock Option Plan, expired options are not available for reissuance.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) to serve as our independent auditors for the fiscal year ending December 31, 2010, and the Board of Directors is requesting stockholders to ratify this appointment. If the stockholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.

Representatives of EKS&H are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. These representatives will also be available to answer appropriate questions of stockholders.

Aggregate fees billed by EKS&H for professional services rendered to us for the fiscal years ended December 31, 2009 and 2008 were $250,090 and $320,715, respectively. A breakdown of the fees paid by Allied Nevada is provided in the following table:

	Years ended December 31,
	2009	2008
Audit Fees(1)	$217,163	$293,439
Audit-Related Fees(2)	32,927	27,276
Tax Fees(3)	—	—
All Other Fees(3)	—	—

Total Fees	$250,090	$320,715

(1)	“Audit Fees” include fees billed by EKS&H for the integrated audit of our annual financial statements for the fiscal year and reviewing quarterly reports on Form 10-Q.

(2)	“Audit-Related” fees include fees for services such as accounting consultations and review of other SEC filings.

(3)	EKS&H did not provide any services in this category to Allied Nevada during the fiscal years ended December 31, 2009 and 2008.

The Audit Committee has adopted procedures requiring the Audit Committee to review and approve in advance of all particular engagements for services provided by the Company’s external accountants. For 2009 and 2008, all of the services related to amounts billed by the Company’s external accountants were pre-approved by the Audit Committee. The Audit Committee has established procedures for engagement of EKS&H to perform services other than audit, review, and attest services. In order to safeguard the independence of EKS&H, prior to each engagement to perform such non-audit service, (a) management and EKS&H affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable rules, rules or regulations; (b) management describes the reasons for hiring EKS&H to perform the services; and (c) EKS&H affirms to the Audit Committee that it is qualified to perform the services. All services provided by EKS&H were permissible under applicable laws, rules, and regulations and were pre-approved by the Audit Committee in accordance with its procedures.

Vote Required and Board of Directors Recommendation

Ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, broker non-votes, as well as abstentions from voting, will not be treated as votes cast and, therefore, will have no effect on the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in our Proxy Statement and form of proxy for next year’s annual meeting of stockholders, proposals of stockholders intended to be presented at next year’s annual meeting of stockholders must be delivered to or mailed and received at our principal executive offices not later than the close of business on March 15, 2011.

A stockholder of the Company may wish to have a proposal presented at the Annual Meeting of Stockholders in 2010, but not to have such proposal included in our Proxy Statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us at our address set forth on the first page of this Proxy Statement by April 14, 2011, then such proposal will be deemed “untimely” for purposes of Rule 14a-5(e) promulgated under the Exchange Act and, therefore, we will have the right to exercise discretionary authority with respect to such proposal. However, if the date of next year’s annual meeting of stockholders is a date that is not within 30 days before or after July 13, 2011, the anniversary date of this year’s Annual Meeting of Stockholders, stockholder proposals must be received no later than the close of business on the 10th calendar day after the first to occur of (i) the day on which notice of next year’s annual meeting of stockholders is mailed or (ii) the day on which the Company publicly discloses the date of next year’s annual meeting of stockholders.

As required under our By-laws, stockholder proposals are to be directed to our corporate Secretary at our address set forth on the first page of this Proxy Statement and are required to set forth the following:

•

as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business;

•

as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the corporation which are beneficially owned by the stockholder; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent of a stockholder proposal.

AVAILABILITY OF CERTAIN DOCUMENTS

The Code of Ethics and the Charters for the Audit, Compensation, Nominating and Corporate Governance Committees of the Company’s Board of Directors are published on the Company’s website at www.alliednevada.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement. The Company’s 2008 Annual Report on Form 10-K, including financial statements, is available through the SEC’s website at http://www.sec.gov, through the Company’s website at http://www.alliednevada.com and through http://www.sedar.com.

At the written request of any stockholder who owns common stock on the record date, the Company will provide to such stockholder, without charge, a paper copy of the Company’s 2009 Annual Report on Form 10-K, including the financial statements but not including exhibits. Upon your request and for a reasonable fee, the Company will provide copies of the exhibits. Requests for additional paper copies of the 2009 Annual Report on Form 10-K should be mailed to:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

Attention: Hal D. Kirby

“HOUSEHOLDING” OF PROXY MATERIALS

Recent changes in the regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit the Company and brokerage firms to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. Stockholders who hold their shares through a broker may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke such a consent previously provided to a broker, that stockholder must contact the broker to revoke the consent. In any event, if a stockholder wishes to receive a separate proxy statement and accompanying materials for the 2010 Annual Stockholders Meeting, or the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the stockholder may receive copies by contacting Hal. D. Kirby, Chief Financial Officer of the Company, at (775) 358-4455, 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. Stockholders receiving multiple copies of these documents at the same address can request delivery of a single copy of these documents by contacting the Company in the same manner. Stockholders holding shares through a broker can request a single copy by contacting the broker.

ALLIED NEVADA GOLD CORP. 9790 GATEWAY DRIVE, SUITE 200 RENO, NEVADA 89521

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLIED NEVADA GOLD CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends you vote

FOR the following proposals:

1.	Election of Directors:	For	Against	Abstain			For	Against	Abstain
Nominees:
	1a. Robert M. Buchan	☐	☐	☐
	1b. Scott A. Caldwell	☐	☐	☐	2.	Ratification of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm for the fiscal year ending December 31, 2010	☐	☐	☐
	1c. John W. Ivany	☐	☐	☐
	1d. Cameron A. Mingay	☐	☐	☐
	1e. Terry M. Palmer	☐	☐	☐
	1f. Carl Pescio	☐	☐	☐
	1g. D. Bruce Sinclair	☐	☐	☐
	1h. Robert G. Wardell	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each personally sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ALLIED NEVADA GOLD CORP.

Annual Meeting of Stockholders

July 13, 2010 4:30 PM EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott A. Caldwell or, failing him, Robert M. Buchan, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of ALLIED NEVADA GOLD CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 PM, (Eastern Daylight Time) on Tuesday, July 13, 2010 at Ivey ING Conference Center, Exchange Tower, 130 King Street West, Toronto, Ontario, Canada M5X 1A9 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

At their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any postponements(s) or adjournment(s) thereof.